Exhibit 10.7

Notice of Award of Restricted Stock Units and Restricted Stock Unit Agreement (Deferred)	Harley-Davidson, Inc. ID: 39-1805420 3700 West Juneau Avenue Milwaukee, WI 53208
«Fname» «M»«Lname» «Address1» «Address2» «Address3» «City», «St»«Zip» «CO»	Award Number: «Grant_» Plan: 2009 Incentive Stock Plan ID: «ID»

Effective <insert date> (the “Grant Date”), you have been granted Restricted Stock Units with respect to <insert number of shares> shares of Common Stock of Harley-Davidson, Inc. (the “Company”). This grant is made under the Company’s 2009 Incentive Stock Plan (the “Plan”) and is made in the form of Restricted Stock Units credited to you under the Company’s Deferred Compensation Plan (the “Deferred Compensation Plan”) based on your election to defer all or a portion of your Restricted Stock award.

Subject to accelerated vesting and forfeiture as described in Exhibit A, a portion of the Restricted Stock Units (Restricted Stock Units with the same scheduled vesting date are referred to as a “Tranche”) shall become fully unrestricted (or “vest”) in accordance with the following schedule:

Restricted Stock Units Tranche	Vesting Date

One-third of the Restricted Stock Units (Tranche #1)	The first anniversary of the Grant Date
An additional one-third of the Restricted Stock Units	The second anniversary of the Grant Date
(Tranche #2)
The final one-third of the Restricted Stock Units	The third anniversary of the Grant Date
(Tranche #3)

You may not sell, transfer or otherwise convey an interest in or pledge any of your Restricted Stock Units.

As soon as practicable following the date on which the Restricted Stock Units vest, the Company will reflect that the Restricted Stock Units are no longer subject to forfeiture on Deferred Compensation Plan records.

The Restricted Stock Units are granted under and governed by the terms and conditions of the Plan, the Deferred Compensation Plan and this Restricted Stock Unit Agreement including Exhibit A. Additional provisions regarding your Restricted Stock Units and definitions of capitalized terms used and not defined in this Restricted Stock Unit Agreement can be found in the Plan. Without limitation, “Committee” means the Human Resources Committee of the Board or its delegate in accordance with the Plan.

HARLEY-DAVIDSON, INC.

Vice President and Treasurer
Date:
Time:

Exhibit A to Restricted Stock Unit Agreement

Termination of Employment: (1) If you cease to be employed by the Company and its Affiliates for reasons other than Cause (as defined in the Plan) on or after age fifty-five (55) and if such cessation of employment occurred after the first anniversary of the Grant Date, then, effective immediately prior to the time of cessation of employment, any Restricted Stock Units that were not previously vested will become vested. (2) Subject to clause (1), if your employment with the Company and its Affiliates is terminated for any reason other than death, Disability or Retirement (based solely on clause (iii) of the definition of such term in the Plan), then you will forfeit any Restricted Stock Units that are not vested as of the date your employment is terminated. (3) Subject to clause (1), if you cease to be employed by the Company and its Affiliates by reason of death, Disability or Retirement (based solely on clause (iii) of the definition of such term), then, effective immediately prior to the time of cessation of employment, a portion of the unvested Restricted Stock Units in each Tranche will vest, which portion will be equal to the number of unvested Restricted Stock Units in that Tranche multiplied by a fraction the numerator of which is the number of Months (counting a partial Month as a full Month) from the Grant Date until the date your employment is terminated by reason of death, Disability or Retirement (based solely on clause (iii) of the definition of such term), and the denominator of which is the number of Months from the Grant Date to the anniversary date on which such Tranche would otherwise have become unrestricted if your employment had continued, and you will forfeit the remaining Restricted Stock Units that are not vested. For purposes of this Agreement, a “Month” shall mean the period that begins on the first calendar day after the Grant Date, or the anniversary of the Grant Date that occurs in each calendar month, and ends on the anniversary of the Grant Date that occurs in the following calendar month.

Voting Rights and Dividends: You are not entitled to exercise any voting rights with respect to the Shares underlying your Restricted Stock Units. You will receive a cash credit under the Deferred Compensation Plan equivalent to any dividends and other distributions paid with respect to the Shares underlying your Restricted Stock Units, so long as the applicable record date occurs before you forfeit such Restricted Stock Units. If, however, any dividends or distributions with respect to the Shares underlying your Restricted Stock Units are paid in Shares rather than cash, you will be credited with additional Restricted Stock Units equal to the number of shares that you would have received had your Restricted Stock Units been actual Shares, and such Restricted Stock Units will be subject to the same risk of forfeiture and other terms of this Restricted Stock Unit Agreement as are the Restricted Stock Units that are granted contemporaneously with this Restricted Stock Unit Agreement. Amounts credited to your Deferred Compensation Plan account in the form of cash credits will be distributed at the same time as your cash account under the Deferred Compensation Plan is distributed. Amounts credited to your Deferred Compensation Plan account in the form of additional Restricted Stock Units will be distributed (if vested) at the same time as your Restricted Stock Unit account under the Deferred Compensation Plan is distributed.

Distribution: The Restricted Stock Units credited to you under the Deferred Compensation Plan, both before and after vesting, will be held as Restricted Stock Units, and you will not be able to direct that the Restricted Stock Units be exchanged for another of the hypothetical investment options that are available for the deemed investment of certain other amounts that are credited to participant accounts under the Deferred Compensation Plan. Distribution of the Restricted Stock Units will be made in Shares, on a one-for-one basis with one Share being distributed for each Restricted Stock Unit that is distributable; provided that cash will be distributed in satisfaction of any fractional Restricted Stock Unit. The time and form of distribution will be determined in accordance with the terms of the Deferred Compensation Plan and your distribution election under the Deferred Compensation Plan.

[over]

Tax Withholding: To the extent that your receipt of Restricted Stock Units, the vesting of Restricted Stock Units, your receipt of payments in respect of Restricted Stock Units or the delivery of Shares to you in respect of Restricted Stock Units results in income to you for federal, state or local taxes, the Company has the right and authority to deduct or withhold from any compensation it would pay to you (including payments in respect of Restricted Stock Units) an amount, and/or to treat you as having surrendered vested Restricted Stock Units having a value, sufficient to satisfy its withholding obligations. In its discretion, the Company may require you to deliver to the Company or to such other person as the Company may designate at the time the Company is obligated to withhold taxes that arise from such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations.

When income results from the delivery of Shares to you in respect of Restricted Stock Units, to the extent the Company permits you to do so, you may satisfy the withholding requirement, in whole or in part, by electing to have the Company accept that number of Shares having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the delivery of such Shares. If you would be left with a fractional share after satisfying the withholding obligation, the fair market value of that fractional share will be applied to your general federal tax withholding. If the Company does not allow you to elect to have the Company accept Shares, or if you want to keep all of the Shares that will be delivered, you will have to deliver to the Company or to such other person as the Company may designate funds in an amount sufficient to cover the withholding tax obligation on a date advised by the Company. Where you may elect to deliver funds to satisfy the withholding tax obligation, your election to deliver funds must be irrevocable, in writing, and submitted to the Secretary or to such other person as the Company may designate on or before the date that the Company specifies, which will be before the date of delivery of the Shares, and if you fail to deliver such election then you will be deemed to have elected to have the Company accept Shares as described above.

Rejection/Acceptance: You may return this Restricted Stock Unit Agreement to the Company (in care of the Vice President and Treasurer of the Company) within thirty (30) days after the Grant Date, and by doing so you will forfeit any rights under this Restricted Stock Unit Agreement If you choose to retain this Restricted Stock Unit Agreement beyond that date, then you accept the terms of this Award, acknowledge these tax implications and agree and consent to all amendments to the Plan, the Harley-Davidson, Inc. 1995 Stock Option Plan and the Harley-Davidson, Inc. 2004 Incentive Stock Plan through the Grant Date as they apply to this Award and any prior awards to you of any kind under such plans.